EXHIBIT 10.22

                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (the "Agreement") is made and entered into the day and year hereafter indicated by and between Roadhouse Grill, Inc., a Florida corporation with offices in Fort Lauderdale, Florida (the "Corporation") and J. David Toole, III ("Toole").

         WHEREAS, Toole is the chief executive officer of the Corporation and as part of his employment arrangement, it was agreed that Toole would own ten percent (10%) of the Corporation's stock after the first phase of financing; and

         WHEREAS, the Corporation has agreed to sell shares of Series A Preferred Stock to an investment group led by Grace Horn Ventures, which would result in the dilution of Toole's ownership in the Corporation; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises hereinafter set forth, the parties agree as follows:

         1. OPTION. The Corporation hereby grants to Toole an irrevocable option to purchase up to Three Hundred Fifty-Five Thousand Five Hundred Fifty Five (355,555) shares of the Corporation's common voting stock upon the terms and conditions as set forth in this Agreement.

         2. EXERCISE PRICE. The Exercise Price for the shares subject to this Agreement shall be Fifteen Cents ($0.15) per share, payable in full upon exercise of this option.

         3. TERM. The rights of Toole under this option are exercisable at any time prior to January 31, 2010. This option is exercisable by Toole by notice to the Corporation at its offices at 4801 South University Drive, Suite 304 East, Davie, Florida 33328. The closing on the issuance of said stock shall occur no later than ten (10) days following the notice by Toole of his exercise of his rights hereunder, at which time the Corporation shall tender the stock and Toole shall tender the purchase price.

         4. ASSIGNMENT. The rights under this Agreement and the common stock which Toole may acquire are subject to an Initial Stockholders' Agreement dated February 10, 1994. Other than as set forth in the Initial Stockholders' Agreement, the rights under this Agreement and the common stock which Toole may acquire are freely assignable by Toole without the consent of the Corporation so long as Toole complies with all applicable state and federal securities laws.

         5. MISCELLANEOUS.

            a. AMENDMENT. This Agreement may not be modified or terminated orally, and no modification or termination shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

            b. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.


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            c. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail, postage prepaid, addressed to the party at the address stated above, or such other address as such party may specify by written notice to the other party

            d. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

            e. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

            f. CAPTIONS. Captions appearing in this Agreement are for
               convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the 10th day of February, 1994.


                                              ROADHOUSE GRILL, INC.


                                              BY: /s/ JOHN Y. BROWN, JR.
                                                 -----------------------------
/s/ J DAVID TOOLE, III                           John Y. Brown, Jr.
- -------------------------                        Chairman of the Board
J. DAVID TOOLE, III

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